Exhibit 99.1

Delta Corp Holdings Limited, a Fast Growing Asset-Light Logistics Company Enters into a Definitive Merger and Share Exchange Agreement with Coffee Holding Co., Inc.

●	Proposed transaction will create a public company engaged in Bulk & Energy logistics, fuel supply, commodities (inclusive of coffee), and asset management related services
●	Delta has a multinational footprint which facilitates the global trade of energy, raw materials, and agricultural products
●	Delta has an established and diversified customer base leading to revenue of $532 million and net income of $45 million for fiscal year ended December 31, 2021
●	Delta has experienced significant growth in revenues and profitability with 171% year-over-year growth in revenue and 828% growth in net income for 2021
●	Delta’s asset-light business model maintains a strong balance sheet with no debt
●	Combined public company to have an implied diluted pro forma enterprise value of approximately $655 million
●	Transaction to be completed at a 127% premium to Coffee Holding’s stock price, translating into an implied diluted price per share of $5.50

Staten Island, NY and London, United Kingdom, September 30, 2022 — Coffee Holding Co., Inc. (Nasdaq: JVA) (“Coffee Holding”), a publicly traded integrated wholesale coffee roaster and dealer located in the United States, and Delta Corp Holdings Limited (“Delta”), a privately held holding company for global businesses engaged in Bulk & Energy logistics, fuel supply, commodities, and asset management, announced today that the companies have entered into a definitive merger and share exchange agreement, whereby Coffee Holding and Delta will each become wholly owned subsidiaries of a newly created holding company incorporated under the laws of the Cayman Islands, Delta Corp Holdings Limited (“Pubco”). The closing of the transactions contemplated by the definitive agreement is subject to certain conditions, including, without limitation, the approval of the shareholders of Coffee Holding and the approval of the listing of the shares of Pubco on the Nasdaq Stock Market (“Nasdaq”). Delta shareholders will become the majority shareholders of Pubco as further detailed below.

Following closing of the transactions, which the parties expect will occur in the first quarter of 2023, the combined company will continue under Pubco, and expects to trade on Nasdaq under the ticker symbol “DLOG”. The combined company will continue to operate under the Delta management team led by Mudit Paliwal, Chief Executive Officer and Founder; Peter Shaerf, Non-Executive Chairman; and Joseph Nelson, Chief Financial Officer, while Coffee Holding, as a wholly owned subsidiary of Pubco, will continue to be operated under the leadership of Andrew Gordon, currently Coffee Holding’s President and Chief Executive Officer.

Andrew Gordon, President and Chief Executive Officer of Coffee Holding, stated, “This transaction is a transformative next step for Coffee Holding. The Delta team has a successful track record building global business, offering our shareholders a unique opportunity and potential for additional returns. I am confident that Coffee Holding’s employees, customers, and shareholders will enjoy the many potential benefits of this partnership.”

Delta’s Chief Executive Officer and Founder, Mudit Paliwal, stated, “Delta is excited to reach an agreement with Coffee Holding for the proposed transaction, which I believe will provide substantial benefits to all stakeholders of Delta and Coffee Holding. Since our founding in 2019, Delta has experienced rapid growth in revenues and profitability and is now a leading global logistics provider to many of the world’s top natural resource, industrial, and energy businesses. I am proud to say this has been achieved through our focus on customer service and innovation backed by a strong leadership team with decades of experience.

The transaction will enable us to accelerate expansion of our business and enter new markets that have synergies with our core businesses. This includes a broadening of our energy transition, sustainability, and environmental stewardship related service offerings.”

Peter Shaerf, Delta’s Non-Executive Chairman of the Board of Directors, stated, “Delta has been able to capitalize on the global commodity revolution as a leading asset-light, third-party logistics provider. Our growth has historically come from market share capture and strategic, bolt-on acquisitions funded primarily through internally generated cash flows. This has kept our balance sheet strong and with no debt. We anticipate continuing this approach to growth in the years ahead while making strategic investments in new technologies to increase operational efficiency, reduce risk and/or enhance our decision making, enabling us to accelerate our growth into the future.”

Delta – a Fast-Growing, Asset-Light Third-Party Logistics Company

Delta is a fully-integrated, global business engaged in logistics, fuel supply and asset management related services, primarily servicing the international supply chains of commodity, energy, and capital goods producers. Delta has been in operation since 2019 and its businesses facilitate the global trade of energy, raw materials, intermediate goods, and agricultural products. Delta is a multinational business with over 80 personnel and has a global footprint through a network of offices in ten countries throughout Europe, the Middle East and Asia.

Delta’s business is asset-light, and it relies on its people, technology, customer relationships and differentiated service offerings to drive its business and its growth. Delta believes its asset-light business model differentiates it from competitors and leads to greater profitability while reducing risk. Delta has leadership positions in niche markets where it has a unique competitive advantage which allows it to leverage its broad portfolio of service offerings to reduce its customers’ logistics costs while enhancing its profitability.

Delta operates its business through three segments: Bulk Logistics, Energy Logistics and Asset Management. Each segment is headed by proven management teams which share a commitment to the value of client focus and a vision of setting a new standard of excellence within the sectors in which Delta operates. Delta seeks high-growth niche opportunities within its core business offerings or adjacent industries and leverages its diverse service offering to penetrate its markets.

2

Key Transaction Terms

The transaction will be effectuated through a newly created holding company structure, whereby Coffee Holdings and Delta will each become wholly-owned subsidiaries of Pubco. Under the agreement, shareholders of Coffee Holdings will receive 1 ordinary share of Pubco for each share of Coffee Holdings common stock they own and Delta shareholders will exchange their shares of Delta for $625 million in ordinary shares of Pubco, subject to certain adjustments, at an implied diluted value per share of $5.50. Immediately following the closing of the transaction, the shareholders of Delta are anticipated to collectively own approximately 95.21% of the outstanding ordinary shares of Pubco and Coffee Holding shareholders immediately prior to the closing of the transaction are anticipated to collectively own approximately 4.79% of the outstanding ordinary shares of Pubco on a diluted basis, which ownership percentages may be subject to certain adjustments.

The transaction also includes an earnout to existing shareholders of Delta, which, if earned, consists of $50 million of additional ordinary shares of Pubco, which would be issued to Delta shareholders if Pubco achieves $70 million or greater of net income for the fiscal year ending 2023.

The agreement contains customary representations, warranties and covenants made by Coffee Holding and Delta, including covenants relating to both parties using their commercially reasonably efforts to cause the transactions contemplated by the agreement to be satisfied, covenants regarding obtaining the requisite approval of Coffee Holding’s shareholders, covenants regarding indemnification of directors and officers, and covenants regarding Coffee Holding’s and Delta’s conduct of their respective businesses between the date of signing of the agreement and the closing. The agreement also contains certain termination rights for both Coffee Holding and Delta, and, in connection with the termination of the agreement under specified circumstances, Coffee Holding and Delta may be required to pay the other party a termination fee.

The agreement has been unanimously approved by the Board of Directors of Coffee Holding and by the Board of Directors of Delta. The Coffee Holding Board of Directors has also recommended to Coffee Holding’s shareholders that they vote to approve the agreement and the transaction. Coffee Holding also received a fairness opinion in connection with the transaction. The transaction is expected to close in the first quarter of 2023, subject to certain conditions, including the approvals by the requisite shareholders of Coffee Holding described above, the listing of Pubco ordinary shares on Nasdaq, Delta having a certain level of cash and cash equivalents at closing, as applicable, and other customary closing conditions.

A more complete description of the terms of and conditions of the proposed transaction and related matters will be included in a current report on Form 8-K to be filed by Coffee Holding with the U.S. Securities and Exchange Commission (“SEC”) on or about September 30, 2022. A copy of the merger and share exchange agreement will be an exhibit to the Form 8-K. All parties desiring details regarding the terms and conditions of the proposed transaction are urged to review that Form 8-K, and the exhibits attached thereto, which will be available at the SEC’s website at www.sec.gov.

3

Advisors

Maxim Group LLC is serving as exclusive financial advisor to Delta. Ellenoff Grossman & Schole LLP is serving as counsel to Delta.

Lowenstein Sandler LLP is serving as counsel to Coffee Holding.

About Coffee Holding

Founded in 1971, Coffee Holding Co., Inc. (NASDAQ: JVA) is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding’s product offerings consist of eight proprietary brands, each targeting a different segment of the consumer coffee market as well as roasting and blending coffees for major wholesalers and retailers throughout the United States who want to have products under their own names to compete with national brands. In addition to selling roasted coffee, Coffee Holding Co., Inc. also imports green coffee beans from around the world which it resells to smaller regional roasters and coffee shops around the United States and Canada.

About Delta

Delta is a fully integrated global business engaged in logistics, fuel supply and asset management related services, primarily servicing the international supply chains of commodity, energy, and capital goods producers. Delta’s business model is asset-light, and its service offerings facilitate the global trade of energy, raw materials, intermediate goods, and agricultural products. Delta is a multinational business with offices throughout Europe, the Middle East and Asia. For more information, please see Delta’s website at www.wearedelta.com.

Additional Information and Where to Find It

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed transaction shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

In connection with the proposed transaction, Pubco, Coffee Holding and Delta will file relevant materials with the SEC, including a Pubco registration statement on Form F-4 that will contain a proxy statement of Coffee Holding and constitute the prospectus of Pubco, which proxy statement/prospectus will be mailed or otherwise disseminated to Coffee Holding shareholders. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF COFFEE HOLDING ARE URGED TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DELTA, COFFEE HOLDING, THE PROPOSED TRANSACTION, AND RELATED MATTERS. The proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Pubco, Coffee Holding and Delta with the SEC, may be obtained free of charge at the SEC website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Coffee Holding by directing a written request to: Coffee Holding Co., Inc., 3475 Victory Blvd., Staten Island, New York 10314. Investors and security holders are urged to read the proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

4

Participants in the Solicitation

Coffee Holding and its directors, executive officers and certain other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from the shareholders of Coffee Holding with respect to the proposed merger and related matters. Information about the directors and executive officers of Coffee Holding, including their ownership of shares of Coffee Holding common stock, is included in Coffee Holding’s Annual Report on Form 10-K for the year ended October 31, 2021, which was filed with the SEC on January 31, 2022. Additional information regarding the persons or entities who may be deemed participants in the solicitation of proxies from Coffee Holding shareholders, including a description of their interests in the proposed merger by security holdings or otherwise, will be included in the proxy statement/ prospectus and other relevant documents to be filed with the SEC when they become available. The directors and officers of Delta do not currently hold any interests, by security holdings or otherwise, in Coffee Holding.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Pubco, Coffee Holding and Delta. All statements other than statements of historical facts contained in this press release, including statements regarding Pubco’s, Coffee Holding’s or Delta’s future results of operations and financial position, Pubco’s, Coffee Holding’s and Delta’s business strategy, prospective costs, timing and likelihood of success, plans and objectives of management for future operations, future results of current and anticipated operations of Pubco, Coffee Holding and Delta, and the expected value of the combined company after the transactions, are forward-looking statements. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to, the following risks relating to the proposed transaction: the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Coffee Holding’s securities; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; the inability to complete the transactions contemplated by the transaction agreement, including due to failure to obtain approval of the shareholders of Coffee Holding or other conditions to closing in the transaction agreement; the inability to obtain or maintain the listing of Pubco ordinary shares on Nasdaq following the transaction; the risk that the transactions disrupt current plans and operations of Coffee Holding as a result of the announcement and consummation of the transactions; the ability to recognize the anticipated benefits of the transactions, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth economically and hire and retain key employees; costs related to the transactions; changes in applicable laws or regulations; the possibility that Pubco, Delta or Coffee Holding may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties to be identified in the proxy statement/prospectus (when available) relating to the transactions, including those under “Risk Factors” therein, and in other filings with the SEC made by Pubco and Coffee Holding. Moreover, Pubco, Delta and Coffee Holding operate in very competitive and rapidly changing environments. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond Pubco’s, Delta’s and Coffee Holding’s control, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and except as required by law, Pubco, Delta and Coffee Holding assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. None of Pubco, Delta or Coffee Holding gives any assurance that either Delta or Coffee Holding or Pubco will achieve its expectations.

For further information, contact:

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

(718) 832-0800

Delta Corp Holdings Limited

Joseph Nelson

Chief Financial Officer

Phone: +44 0203 753 5598

Email: ir@wearedelta.com

5